UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2008

TASKER PRODUCTS CORP.
(Exact name of Registrant as specified in its charter)

Delaware	0-32019	88-0426048
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21-00 Route 208
Fairlawn, NJ 07410
(Address of principal executive offices)

Registrant's telephone number: (201) 475-7329

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03(a) Bankruptcy or Receivership.

Pursuant to resolutions adopted on October 16, 2008 and October 22, 2008 by its Board of Directors, Registrant has resolved to engage legal counsel and proceed with an assignment for the benefit of creditors.  Such a proceeding is a state court-administered liquidation proceeding similar to a Chapter 7 bankruptcy proceeding whereby a corporation in financial distress can liquidate its assets in an orderly fashion to equitably pay its creditors.  Registrant has selected Charles M. Forman, Esq., of the law firm Forman Holt Eliades & Ravin, LLC, 80 Route 4 East, Paramus, New Jersey 07652, to act as assignee in a proceeding to be commenced in the Superior Court of New Jersey, Bergen County, Chancery Division with the caption In the Matter of the General Assignment for the Benefit of Creditors, Tasker Products Corp. (f/k/a Tasker Capital Corp.), Assignor to Charles M. Forman, Esq., Assignee.  The assignment was effectuated by the execution of a Deed of Assignment for the Benefit of Creditors on October 24, 2008, pursuant to which the Registrant voluntarily assigned, transferred and conveyed all of its assets in trust to the Assignee who is empowered to liquidate the assets of the Assignor and distribute the proceeds to the Assignor's creditors.  Following the liquidation of all assets of the Registrant and distribtuion to creditors pursuant to the assignment for the benefit of creditors, it is unlikely that stockholders will receive any distribution of the proceeds.

Item 5.02(b) Departure of Directors or Certain Officers.

Effective October 24, 2008, Doreen Remmen has resigned her position as Chief Financial Officer of the Registrant. No new officer has been appointed as her replacement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tasker Products Corp.

Date: Dated:October 24, 2008	By:	/s/ Lanny Dacus
Lanny Dacus
Chief Executive Officer